                                                                     EXHIBIT 4.1


                          SUPPLEMENTAL INDENTURE NO. 4

                                 by and between

                             HEALTH CARE REIT, INC.

                                       and

                    THE BANK OF NEW YORK TRUST COMPANY, N.A.

                              As of April 27, 2005



           SUPPLEMENTAL TO THE INDENTURE DATED AS OF SEPTEMBER 6, 2002

                      ------------------------------------


                             HEALTH CARE REIT, INC.

                          5.875% Senior Notes due 2015

         This SUPPLEMENTAL INDENTURE NO. 4 (this "Supplemental Indenture") is made and entered into as of April 27, 2005 between HEALTH CARE REIT, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association and successor to Fifth Third Bank, as Trustee (the "Trustee").

                                WITNESSETH THAT:

         WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of September 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "Base Indenture" and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the "Indenture") to provide for the future issuance of the Company's senior debt securities (the "Securities") to be issued from time to time in one or more series; and

         WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a series of its Securities, to be known as its 5.875% Senior Notes due 2015, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture;

             NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

                                    ARTICLE 1

                                  DEFINED TERMS

         Section 1.1 The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Base Indenture:

         "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are required or authorized to close.

         "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt.

         "Capital Lease" means at any time any lease of property, real or personal, which, in accordance with GAAP, would at such time be required to be capitalized on a balance sheet of the lessee.

         "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.

         "Cash" means as to any Person, such Person's cash and cash equivalents, as defined in accordance with GAAP consistently applied.

         "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like tangibles of the Company and its consolidated Subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.

         "DTC" means The Depository Trust Company located at 55 Water Street, 49th Floor, New York, New York, 10041-0099.

         "EBITDA" means for any period, with respect to the Company on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period PLUS, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

         "Funded Indebtedness" means as of any date of determination thereof,
(i) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (ii) the current portion of all such Indebtedness.

         "GAAP" means generally accepted accounting principles.

         "Global Notes" has the meaning specified in Section 2.1(a) of this Supplemental Indenture.

         "Indebtedness" means with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.

         "Interest Coverage" means as of the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest

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Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters of the Company ending on such date of determination.

         "Interest Expense" means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness of the Company outstanding at any time during such period.

         "Interest Payment Date" with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(b) of this Supplemental Indenture.

         "Liabilities" means, at any date, the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

         "Moody's" means Moody's Investors Services, Inc. or any successor thereof.

         "Notes" means the Company's 5.875% Senior Notes due 2015, issued under the Indenture.

         "Regular Record Date" with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(b) of this Supplemental Indenture.

         "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to

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the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Senior Debt" means all Indebtedness other than Subordinated Debt.

         "Standard & Poor's" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereof.

         "Statistical Release" means that statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Senior Indenture, then such other reasonably comparable index that shall be designated by the Company.

         "Subordinated Debt" means any unsecured Indebtedness of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Indebtedness (to which appropriate reference shall be made in the instruments evidencing such other Indebtedness if not contained therein) to the Notes (and, at the option of the Company, if so provided, to other Indebtedness of the Company, either generally or as specifically designated).

         "Subsidiary" means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors or similar functionaries, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Tangible Net Worth" means the sum of capital surplus, earned surplus and capital stock, minus deferred charges with GAAP consistently applied.

         "Total Assets" means on any date, the consolidated total assets of the Company and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

         "Total Unencumbered Assets" means on any date, net real estate investments (valued on a book basis) of the Company and its Subsidiaries that are not subject to any Lien which secures indebtedness for borrowed money of any of the Company and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

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         "Unsecured Debt" means Funded Indebtedness less Indebtedness secured by
Liens on the property or assets of the Company and its subsidiaries.

                                    ARTICLE 2

                               TERMS OF THE NOTES

         Section 2.1 Pursuant to Section 301 of the Indenture, the Notes shall have the following terms and conditions:

         (a) Title; Aggregate Principal Amount; Form of Notes. The Notes shall be Registered Securities under the Indenture and shall be known as the Company's "5.875% Senior Notes due 2015." The Notes will be limited to an aggregate principal amount of $250,000,000, subject to the right of the Company to reopen such series for issuances of additional securities of such series and except (i) as provided in this Section and (ii) for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Securities which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered hereunder. The Notes (together with the Trustee's certificate of authentication) shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and made a part of this Supplemental Indenture.

         The Notes will be issued in the form of one or more registered global securities without coupons ("Global Notes") that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

         So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under this Supplemental Indenture. Except as described below, owners of beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture or this Supplemental Indenture.

         If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Notes in exchange for the Global Note or Global Notes representing such Notes. In addition, the Company may at any time and in its sole discretion, subject to certain limitations set

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forth in the Indenture, determine not to have any of such Notes represented by one or more Global Notes and, in such event, will issue individual Notes in exchange for the Global Note or Global Notes representing the Notes. Individual Notes so issued will be issued in denominations of $1,000 and integral multiples thereof.

         (b) Interest and Interest Rate. The Notes will bear interest at a rate of 5.875% per annum, from April 29, 2005 (or, in the case of Notes issued upon the reopening of this series of Notes, from the date designated by the Company in connection with such reopening) or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on each November 15 and May 15, commencing November 15, 2005 (each of which shall be an "Interest Payment Date"), to the Persons in whose names the Notes are registered in the Security Register at the close of business on November 1 and May 1, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date (each, a "Regular Record Date").

         (c) Principal Repayment; Currency. The stated maturity of the Notes is May 15, 2015, provided, however, the Notes may be earlier redeemed at the option of the Company as provided in paragraph (d) below. The principal of each Note payable on its maturity date shall be paid against presentation and surrender thereof to Corporate Trust Operations of the Trustee, located at 111 Sanders Creek Parkway, East Syracuse, NY 13057, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts.

         (d) Redemption at the Option of the Company. The Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder of Notes to be redeemed at its address appearing in the Security Register, at a price equal to the sum of (i) the Outstanding principal amount of the Notes being redeemed, plus accrued and unpaid interest to but excluding the applicable Redemption Date, plus (ii) the Make-Whole Amount, if any.

         (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by facsimile. Notices to the Company shall be directed to it at One SeaGate, Suite 1500, Toledo, Ohio 43604, Attention: President; notices to the Trustee shall be directed to it at The Bank of New York Trust Company, N.A., 525 Vine St., Suite 900, Cincinnati, Ohio 45202, Attention: Corporate Trust Administration, Re:
Health Care REIT, Inc. 5.875% Senior Notes due 2015; or as to either party, at such other address as shall be designated by such party in a written notice to the other party.

         (f) Global Note Legend. Each Global Note shall bear the following legend on the face thereof:

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR

         REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         (g) Applicability of Discharge, Defeasance and Covenant Defeasance Provisions. The Discharge, Defeasance and Covenant Defeasance provisions in Article Thirteen of the Indenture will apply to the Notes.

                                    ARTICLE 3

                              ADDITIONAL COVENANTS

         Section 3.1 Holders of the Notes shall have the benefit of the following covenants, in addition to the covenants of the Company set forth in Articles Eight and Ten of the Indenture:

         (a) The Company will not pledge or otherwise subject to any Lien, any property or assets of the Company or its Subsidiaries unless the Notes are secured by such pledge or Lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such restriction shall not apply to the following:

                  (i) Liens securing obligations that do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Liens and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens;

                  (ii) Pledges or deposits by the Company or its Subsidiaries under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company or its Subsidiaries), or leases to which the Company or any of its Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or its Subsidiaries or deposits of cash or United States

         Government Bonds to secure surety, appeal, performance or other similar bonds to which the Company or any of its Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

                  (iii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against the Company or any of its Subsidiaries which the Company or such Subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;

                  (iv) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;

                  (v) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;

                  (vi) Liens incidental to the conduct of the business of the Company or any Subsidiary or to the ownership of their respective properties that were not incurred in connection with Indebtedness of the Company or such Subsidiary, all of which Liens referred to in this clause (vi) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of the Company and its Subsidiaries, and as to all of the foregoing referenced in clauses (ii) through (vi), only to the extent arising and continuing in the ordinary course of business;

                  (vii) Purchase money Liens on property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, however, that
         (A) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (B) such Lien attaches solely to the property so acquired in such transaction, (C) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and (D) the aggregate amount of all such Indebtedness on a consolidated basis for the Company and its Subsidiaries shall not at any time exceed $1,000,000;

                  (viii) Liens existing on the Company's balance sheet as of December 31, 2001; and

                  (ix) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (ii) through (viii) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

         (b) The Company will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of the Company and its consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and
(ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

         (c) The Company will have or maintain, on a consolidated basis, as of the last day of each of the Company's fiscal quarters, Interest Coverage of not less than 150%.

         (d) The Company will maintain, as of the last day of each of the Company's fiscal quarters and at all times, Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

         (e) For purposes of this Section 3, Indebtedness and Debt shall be deemed to be "incurred" by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

                                    ARTICLE 4

                          ADDITIONAL EVENTS OF DEFAULT

         Section 4.1 For purposes of this Supplemental Indenture and the Notes, in addition to the Events of Default set forth in Section 501 of the Indenture, each of the following also shall constitute an "Event of Default:"

         (a) default in the payment of the principal of or any premium on the Notes at Maturity;

         (b) there shall occur a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by first class mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least a majority in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture; and

         (c) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

         Section 4.2 Notwithstanding any provisions to the contrary in the Indenture, upon the acceleration of the Notes in accordance with Section 502 of the Indenture, the amount immediately due and payable in respect of the Notes shall equal the Outstanding principal amount thereof, plus accrued and unpaid interest, plus the Make-Whole Amount.

                                    ARTICLE 5

                                  EFFECTIVENESS

         Section 5.1 This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture. As supplemented hereby, the Indenture is hereby confirmed as being in full force and effect.

                                    ARTICLE 6

                                NOTICE TO TRUSTEE

         Section 6.1 Notwithstanding anything to the contrary in the Indenture including, without limitation, Section 1102 thereof, in connection with the redemption at the election of the Company of less than all the Notes, the Company shall notify the Trustee of the establishment of a Redemption Date and the principal amount of Notes to be redeemed at least 45 days prior to such Redemption Date unless a shorter period shall be satisfactory to the Trustee.


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

                                    ARTICLE 7

                                  MISCELLANEOUS

         Section 7.1 In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

         Section 7.2 To the extent that any terms of this Supplemental Indenture or the Notes are inconsistent with the terms of the Indenture, the terms of this Supplemental Indenture or the Notes shall govern and supersede such inconsistent terms.

         Section 7.3 This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 7.4 This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed in their respective corporate names as of the date first above written.


                                 HEALTH CARE REIT, INC.


                                 By: /s/ George L. Chapman
                                    ------------------------------------------
                                 Name: George L. Chapman
                                 Title: Chairman and Chief Executive Officer



                                 THE BANK OF NEW YORK TRUST COMPANY, N. A., as Trustee


                                 By: /s/ Geoffrey D. Anderson
                                    ------------------------------------------
                                 Name: Geoffrey D. Anderson
                                 Title: Assistant Vice President

                                    EXHIBIT A

                                  FORM OF NOTE

                           [Form of Face of Security]

                             HEALTH CARE REIT, INC.

                          5.875% Senior Notes due 2015

CUSIP No. 42217K AM8                                                $250,000,000

                  Health Care REIT, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Fifty Million Dollars on April 29, 2005, and to pay interest thereon from April 29, 2005, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on November 15 and May 15 in each year, commencing November 15, 2005 at the rate of 5.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the November 1 or May 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of New York, New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Security, or because of any indebtedness evidenced hereby or thereby, shall be had against any promoter, as such, or against any past, present or future shareholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Security by the Holder thereof and as part of the consideration for the issue of the Securities of this series.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

                                   HEALTH CARE REIT, INC.



                                   By:
                                      ----------------------------------------
                                   Name:
                                   Title:


                          CERTIFICATE OF AUTHENTICATION


Dated:
      ---------------------

         This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                   THE BANK OF NEW YORK TRUST COMPANY, N. A., as Trustee


                                   By:
                                      ----------------------------------------
                                           Authorized Signatory

                          [Form of Reverse of Security]

         1. General. This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of September 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "Base Indenture"), as supplemented by Supplemental Indenture No. 4, dated as of April 27, 2005, (as amended, supplemented or otherwise modified from time to time, the "Supplemental Indenture" and the Base Indenture, as supplemented by such Supplemental Indenture, the "Indenture"), between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

         2. Optional Redemption. The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days' notice by mail, at any time or from time to time, as a whole or in part, at the election of the Company, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed, (ii) accrued and unpaid interest to but excluding the applicable Redemption Date and (iii) the Make-Whole Amount, if any.

         In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         3. Defeasance. The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

         4. Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

         5. Actions of Holders. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.

Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than a majority in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

         6. Payments Not Impaired. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

         7. Denominations, Transfer, Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Securities of this series are issuable only in registered form without coupons in denominations of $1,000.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         8. Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         9. Defined Terms. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

         10. Governing Law. The Indenture and the Note shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of said state.

         11. CUSIP Number. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

                                [ASSIGNMENT FORM]

                                  ABBREVIATIONS

         The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:


TEN COM -- as tenants in common                          UNIF GIFT MIN ACT -- __________ Custodian __________
TEN ENT -- as tenants by the entireties                                       (Cust)                 (Minor)
JT TEN --  as joint tenants with right of survivorship                        Under Uniform Gifts to Minors Act
           and not as tenants in common                                       ___________
                                                                              (State)


Additional abbreviations may also be used though not in the above list.

--------------------------------------

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

-----------------------------------------------------------------------------
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

-----------------------------------------------------------------------------
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing _____________________________________________________________
Attorney to transfer said security on the books of the Company with full power of substitution in the premises.


Dated:_________________________     Signed:__________________________________

                                    Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.


                                    Signature Guarantee*:_______________________

                                    * Participant in a recognized Signature
                                    Guarantee Medallion Program (or other
                                    signature guarantor acceptable to the
                                    Trustee).